Exhibit 10.1
Dated 20 May 2008

CMC ZAWIERCIE S.A.
Borrower
ABN AMRO BANK (POLSKA) S.A.
Mandated Lead Arranger
HSBC BANK PLC
ING BANK ŚLĄSKI S.A.
Lead Arrangers
BRE BANK S.A.
Arranger
and
ABN AMRO BANK (POLSKA) S.A.
Facility Agent

FACILITY AGREEMENT
for a PLN 400,000,000 Term Facility

Contents

Clause		Page

1	Definitions and interpretation	1
2	The Facility	10
3	Purpose	10
4	Conditions of Utilisation	10
5	Utilisation	11
6	Repayment	11
7	Prepayment and cancellation	12
8	Interest	13
9	Interest Periods	14
10	Changes to the calculation of interest	15
11	Fees	15
12	Tax gross-up and indemnities	16
13	Increased Costs	18
14	Other indemnities	18
15	Mitigation by the Lenders	19
16	Costs and expenses	19
17	Representations	20
18	Information undertakings	22
19	Financial covenants	25
20	General undertakings	26
21	Events of Default	32
22	Changes to the Lenders	35
23	Changes to the Borrower	37
24	Role of the Facility Agent and the Arrangers	37
25	Conduct of business by the Parties	41
26	Sharing among the Finance Parties	42
27	Security Property	43
28	Payment mechanics	43
29	Set-off	45

Clause		Page

30	Notices	45
31	Calculations and certificates	47
32	Partial invalidity	47
33	Remedies and waivers	47
34	Amendments to the terms of the Finance Documents	47
35	Counterparts	48
36	Governing law	48
37	Jurisdiction	48
Schedule 1 The original parties		49
Schedule 2 Conditions precedent		51
Schedule 3 Wnioski / Requests		53
Schedule 4 Form of Transfer Certificate		56
Schedule 5 Form of Compliance Certificate		58
Schedule 6 Allowed Additional Bank Accounts		59

THIS AGREEMENT is dated 20 May 2008 and made between:
(1)	CMC ZAWIERCIE S.A. a joint stock company incorporated under the laws of Poland, with its seat in Zawiercie, with its registered address: ul. Piłsudskiego 82, 42-400 Zawiercie, registered in the National Court Register under no. KRS 0000017925 by the District Court in Częstochowa, REGON: 272819315, NIP: 649-00-01-173, share capital and paid in capital: PLN 140,000,000, as the borrower (the Borrower);

(2)	ABN AMRO BANK (POLSKA) S.A. a joint stock company incorporated under the laws of Poland, with its seat in Warsaw, with its registered address: ul. 1-go Sierpnia 8A, 02-134 Warszawa, registered in the National Court Register under no. KRS 0000020489 by the District Court for the capital city of Warsaw, REGON: 012019504, NIP: 526-030-12-38, the share capital and paid in capital: PLN 188,397,900, as the mandated lead arranger and facility agent acting on behalf of the Lenders (the Facility Agent or AAPL as the context requires);

(3)	HSBC BANK PLC, a bank incorporated and existing under the laws of England, with its seat in London, United Kingdom, with its registered address: 8 Canada Square, London, E14 5HQ, United Kingdom, as the lead arranger (HBEU);

(4)	ING BANK ŚLĄSKI S.A., a joint stock company incorporated under the laws of Poland, with its seat in Katowice, with registered address: ul. Sokolska 34, 40-086 Katowice, registered in the National Court Register under no. KRS 0000005459 by the District Court in Katowice, REGON: 271514909, NIP: 634-013-54-75, the share capital and paid in capital: PLN 130,100,000, as the lead arranger (ING);

(5)	BRE BANK S.A. a joint stock company incorporated under the laws of Poland, with its seat in Warsaw, with its registered address at ul. Senatorska 18, 00-950 Warszawa, registered in the National Court Register under no. KRS 0000025237 by the District Court for the capital city of Warsaw, REGON: 001254524, NIP: 526-021-50-88, the share capital and paid in capital as at 1 January 2008: PLN 118,642,672, as the arranger (BRE); and

(6)	THE FINANCIAL INSTITUTIONS listed in Part 2 of schedule 1 as the original lenders (the Original Lenders).
NOW THIS AGREEMENT is hereby agreed as follows:
1	Definitions and interpretation

1.1	Definitions

In this Agreement:

AANV means ABN AMRO BANK N.V. a company incorporated under the laws of the Netherlands, with its seat in Amsterdam, with its registered address: Gustav Mahleraan 10, 1082 PP Amsterdam, the Netherlands.

Accounting Act (Ustawa o Rachunkowości) means the Act on accounting of 29 September 1994 (Journal of Laws from 2002 no. 76, item 694, as amended).

Affiliate (Podmiot Powiązany) means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Approved Bank (Zatwierdzony Bank) means ABN AMRO Bank (Polska) S.A., HSBC Bank Polska S.A. (or HSBC Bank plc after it acquires the banking enterprise (przedsiębiorstwo bankowe) from HSBC Bank Polska S.A.), ING Bank Śląski S.A. and BRE Bank S.A

Approved Parent (Zatwierdzony Podmiot Dominujący) means Commercial Metals Company.

Arranger (Organizator) means any of AAPL, BRE, HBEU and ING.

Auditors (Rewidenci) means any of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte or such other internationally organised accountancy firm approved by the Facility Agent and appointed to audit the annual separate and consolidated financial statements of the Borrower prepared in accordance with the Accounting Act.

Authorisation (Zezwolenie) means an authorisation, consent, approval, resolution, licence or exemption.

Availability Period (Okres Udostępnienia) means the period commencing from and including the date of this Agreement up to and including the date falling 18 Months from and including the date of this Agreement.

Available Commitment (Dostępna Kwota Zaangażowania) means a Lender’s Commitment minus:
(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.
Available Facility (Dostępny Kredyt) means the aggregate for the time being of each Lender’s Available Commitment.

Bank Guarantee Fund Cost (Koszty Bankowego Funduszu Gwarancyjnego) means the fee payable by a Lender in accordance with the Polish Act on the Bank Guarantee Fund of 14 December 1994 (as amended) and its secondary legislation, or any other applicable regulatory or central bank requirement relating to the Facility, including any fees payable to successor to such guarantee fund.

Borrower’s Loans (Pożyczki Kredytobiorcy) means the loans granted by the Borrower to:
(a)	CMC Centrozłom sp. z o.o. for the amount of PLN 28,000,000 with maturity date falling on 31 January 2012, and

(b)	SCRAPENA S.A. for the amount of PLN 11,000,000 with maturity date falling on 31 March 2010.
Break Costs (Koszty Przedterminowej Spłaty) means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of the receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Warsaw interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
Business Day (Dzień Roboczy) means a day (other than a Saturday or a statutory non-working day) on which banks are open for general business in Amsterdam, London and Warsaw.

Cash Pool Arrangements (Porozumienia Cash Pool) means multilateral arrangements entered into by any member of the Group with any other member of the Group or with CMC Poland S.A. with its seat in Zawiercie and its Subsidiaries concerning the so-called “cash pooling”, netting or set-off performed in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances on bank accounts of parties to such arrangements.

Change of Control (Zmiana Kontroli) means a situation in which any person (other than the Approved Parent) or a group of persons acting in agreement gains, direct or indirect, Control over the Borrower (in this context any reference to “50%” in the definition of the term “Control” shall be the reference to “30%).

Commitment (Kwota Zaangażowania) means:
(a)	in relation to an Original Lender, the amount set — in relation to a specified period — opposite its name under the heading “Commitment” in Part 2 of schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

Compliance Certificate (Zaświadczenie o Zgodności) means a certificate substantially in the form set out in schedule 5 (Form of Compliance Certificate).

Control (Kontrola) means, in relation to a body corporate having a legal personality, the right, by virtue of holding shares (akcje/udziały) in that body corporate or any contract or other arrangement with any holder of shares (akcje/udziały) in that body corporate, to exercise or control the exercise of more than 50 per cent of the total voting rights conferred upon the holders of the entire issued share capital for the time being of that body corporate or the title to over 50 per cent of the total number of shares (akcje/udziały) in that body corporate and Controlled shall be construed accordingly.

Covenant Testing Date (Data Kontroli Zobowiązań) means the First Covenant Testing Date and every subsequent 28 February and 31 August of each year.

Core Business of the Borrower (Podstawowa Dzialalność Kredytobiorcy) means production of steel and steel products.

Current Lenders (Obecni Wierzyciele) means: AANV, AAPL, BRE, Raiffeisen Bank Polska S.A., Bank Polska Kasa Opieki S.A., Wojewódzki Fundusz Ochrony Środowiska i Gospodarki Wodnej w Katowicach and Centrum Zawiercie Sp. z o.o.

Dangerous Substance (Niebezpieczna Substancja) means one or more substances or substance mixtures that — owing to their chemical, biological or radioactive properties — may, if improperly handled, pose a threat to human life or health or to the environment; any of the following may be a dangerous substance: raw materials, products, semi finished products, waste, as well as substances created as a result of a breakdown.

Default (Naruszenie) means an Event of Default or an event or circumstance specified in clause 21 (Events of Default) which, in the reasonable opinion of the Borrower or the Facility Agent:
(a)	with the expiry of a grace period, or

(b)	the giving of notice, or

(c)	the making of determination under the Finance Documents,
could be an Event of Default in accordance with clause 21.

Environment (Środowisko) means all, or any of, the air (including the air within natural or man-made structures above or below ground), water (including ground and surface water) and land (including buildings, surface and sub-surface soil).

Environmental Claim (Roszczenie Środowiskowe) means any claim by any person:
(a)	in respect of any loss or liability suffered or incurred by that person as a result of any violation of Environmental Law; or

(b)	that arises as a result of or in connection with Environmental Contamination.
Environmental Contamination (Skażenie Środowiska) means an emission, which may be harmful to human health or the environment, cause damage to material goods, worsen aesthetic values of the environment or be incompatible with other reasonable ways of using the environment.

Environmental Law (Prawo Ochrony Środowiska) means all laws and regulations applicable to the Borrower and having legal effect concerning the protection of human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

Environmental Licence (Zezwolenie Środowiskowe) means any Authorisation required by any Environmental Law.

Event of Default (Przypadek Naruszenia) means any event or circumstance specified as such in clause 21 (Events of Default).

Existing Security (Istniejące Zabezpieczenie) means the following Security created by the Borrower:
(a)	Security in respect of Loan Agreement No. 243/2002/89/OA/od/P of 19 December 2002 (with annexes) made between Wojewódzki Fundusz Ochrony Środowiska i Gospodarki Wodnej w Katowicach and the Borrower:
(i)	assignment of receivables in the amount of PLN 2,063,813 from a fixed-term deposit account kept in ABN-AMRO Bank (Polska) in Warsaw owned by the Borrower and future receivables in the amount of PLN 2,063,813 from fixed-term deposit accounts opened for subsequent periods with an irrevocable power of attorney to use those accounts as authorized;

(ii)	ordinary mortgage in the amount of PLN 7,244,631 on a real property situated in Zawiercie with an area of 8.371 ha, entered in the land and mortgage register no. KW 5048;

(iii)	notarial deed — statement on the Borrower’s submission to execution under Article 777 of the Code of civil procedure.
(b)	Surety under civil law for CMC Poland S.A. in relation to Bank Ochrony Środowiska S.A. in respect of a credit facility granted to CMC Poland S.A. in the amount of PLN 37,935,898 (Agreement no. 1/l/KONS-WFOŚi GW/2005/128 as part of a syndicate of 5 September 2005) and credit facility granted to CMC Poland S.A. in the amount of PLN 2,000,000 (Agreement no. 5/05/W-12/OZ-UML03-3/128 of 5 September 2005) with all relating rights, limited to the amount of PLN 45,000,000.
Facility (Kredyt) means the term loan facility made available under this Agreement as described in clause 2 (Facility).

Facility Office (Biuro Kredytu) means the bank’s entity notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the bank’s entity through which it will perform its obligations under this Agreement.

Fee Letter (Umowa w Sprawie Wynagrodzenia) means the letter dated on the date of this Agreement executed by the Borrower and the Facility Agent setting out the agent’s fee referred to in clause 11 (Fees).

Final Repayment Date (Ostateczna Data Spłaty) means the date falling five years after the date of this Agreement.

Finance Document (Dokument Finansowania) means this Agreement, the Security Documents, the Short Term Facility Finance Documents, the Fee Letter, each Submission to Execution and any other document designated as such by the Facility Agent and the Borrower.

Finance Party (Strona Finansowania) means the Facility Agent, the Arrangers and each of the Lenders.

Financial Indebtedness (Zadłużenie Finansowe) means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes (including promissory notes) or any similar instrument;

(d)	the amount of any liability in respect of any lease contract which would, in accordance with PAS, be treated as a finance or capital lease;

(e)	receivables sold or discounted, other than:
(i)	any receivables to the extent they are sold on a non-recourse basis;

(ii)	any receivables to the extent they are sold on a limited recourse basis (not higher, however, than 10 per cent of the amount of such receivables calculated in reference to the most recently delivered US GAAP Consolidated Financial Statements) in the amount to which the right to recourse is not applicable;
(f)	any amount raised under a transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, in particular the sale of assets with an obligation to repurchase them at a specific price and a sale and leaseback transaction;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution except for discounted and confirmed letters of credit; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above, except for transactions concluded within the Group by its members.

First Covenant Testing Date (Pierwsza Data Kontroli Zobowiązań) means 29 February 2008.

First Repayment Date (Pierwsza Data Spłaty) means the date falling eighteen Months after the date of this Agreement.

Group (Grupa) means the Borrower and all its respective direct or indirect Subsidiaries for the time being including: CMC Centrozłom sp. z o.o., CMC Putex sp. z o.o., Scrapena S.A., CMC Serwis sp. z o.o. w likwidacji, Centrum Zawiercie sp. z o.o. w likwidacji.

Holding Company (Spółka Holdingowa) means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Interest Period (Okres Odsetkowy) means, in relation to the Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).

Investment in Other Instruments (Inwestycje w Inne Instrumenty) means at any time:
(a)	deposit certificates issued by the Approved Bank, maturing up to one year from a relevant issue date,

(b)	investment in transferable debt instruments issued or guaranteed by the Government of the Republic of Poland, the United States of America, the United Kingdom, any member state of the European Economic Area, or Member State of the European Union or by their institution or agency being assigned the equivalent rating, maturing up to one year from a relevant issue date, which are non replaceable or exchangeable into any other securities;

(c)	commercial papers which are non replaceable or exchangeable into any other securities and which:
(i)	may be traded in a recognized market;

(ii)	have been issued by an issuer registered in the Republic of Poland, the United States of America, the United Kingdom, any member state of the European Economic Area or Member State of the European Union;

(iii)	mature within one year from a relevant issue date; and

(iv)	have been assigned rating of at least A-1 in the classification by Standard & Poor’s Rating Services, of at least F-1 in the classification by Fitch Ratings Ltd or at least by P-1 in the classification by Moody’s Investor Services Limited, or if no rating is available, its issuer has been assigned an equivalant rating with respect to its unsecured long-term liabilities with no loan support;
(d)	investment into the market money funds which (i) have been assigned rating of at least A-1 in the classification by Standard & Poor’s Rating Services, of at least F-1 in the classification by Fitch Ratings Ltd or at least by P-1 in the classification by Moody’s Investor Services Limited, (ii) in general, invest all assets into securities as described in (a) through (d) above, and (iii) may be redeemed at most 30 days in advance; or

(e)	any other debt securities approved by the Majority Lenders,
in each case, referred to above, which have not been issued or guaranteed by any member of the Group and which are not subject of any Security.

Investment Project (Inwestycja) means the investment project consisting in the development of a new Danielli roll line with warehouses and infrastructure necessary for the proper operation of a roll mill.

Lender (Kredytodawca) means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 22 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Loan (Ciągnienie) means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the Facility.

Loan Amount (Kwota Ciągnienia) means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

Majority Lenders (Kredytodawcy Większościowi) means:
(a)	if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3 per cent of all the Loan then outstanding.
Margin (Marża) means an interest rate of 0.79 per cent per annum.

Month (Miesiąc) means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.

New Financing (Nowe Finansowanie) has the meaning given to this term in clause 20.19.

Original Financial Statements (Pierwotne Sprawozdania Finansowe) means the consolidated financial statements of the Borrower for the financial year ended 31 August 2007 prepared in accordance with US GAAP.

Quotation Day (Dzień Kwotowań) means, in relation to any period for which an interest rate is to be determined, a day falling two Business Days before the first day of that period.

Party (Strona) means a party to this Agreement.

Permitted Acquisition (Dozwolone Nabycie) means:
(a)	acquisition of securities being the Investment in Other Instruments;

(b)	acquisition of shares (akcje/udziały) under the Permitted Issue;

(c)	acquisition of shares (akcje/udziały) in a company conducting business activities similar to those conducted by the Borrower, acquisition of an enterprise or an organized part of an enterprise of an entity conducting activities similar to those conducted by the Borrower, using own resources, the proceeds of this Facility or cash raised under the Permitted Issue, provided however that:
(i)	in respect of the acquisition of shares (akcje/udziały) — the operating result plus amortization of the acquired company for the last financial year is above zero (except for the acquisition of shares (akcje/udziały) of companies handling scrap metal); and

(ii)	the Borrower fulfils the Finance Covenants after such acquisition; and

(iii)	the aggregate purchasing price of those shares (akcje/udziały), enterprise or its organized part is not higher than PLN 100,000,000 for acquisitions carried out during one financial year of the Borrower.
Permitted Issue (Dozwolona Emisja) means:
(a)	the issue of the Borrower’s ordinary shares when it does not cause the Change of Control over the Borrower; or

(b)	the issue of shares (akcje/udziały) by a member of the Group.
Power of Attorney to the Bank Accounts (Pełnomocnictwo do Rachunków Bankowych) means the Power of Attorney to the Bank Accounts issued by the Borrower in favour of each of the Lenders in respect of bank accounts kept in a given Lender or — if a given Lender does not operate any bank accounts of the Borrower — in respect of bank accounts kept in Affiliates of a given Lender, as well as the Power of Attorney to the Bank Accounts issued by the Borrower in favour of the Facility Agent in respect of all bank accounts kept for the Borrower.

PLN or Zloty means Polish Zloty, the lawful currency of the Republic of Poland from time to time

Reference Banks (Banki Referencyjne) means the head office in Warsaw of each of the Arrangers.

Repayment Date (Data Spłaty) means:
(a)	The First Repayment Date,

(b)	13 subsequent Repayment Dates, the first of which falls three months after the First Repayment Date and each next one three months after the previous Repayment Date; and

(c)	the Final Repayment Date.
Screen Rate (Kwotowana Stopa Procentowa) means the WIBOR interest rate displayed on the appropriate page of the Reuters screen as interest rate per annum in respect of a given period. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

Security (Zabezpieczenie) means a mortgage (including any compulsory mortgage), pledge including registered pledge, lien (including any tax lien), security assignment, security transfer of title, security deposit (kaucja), promissory note (weksel własny) issued for the purpose of giving of security, power of attorney to a bank account, guarantee (poręczenie), guarantee (aval) made in relation to, or on promissory note, accession to a debt of a third party and/or assumption of such debt or any other agreement or arrangement having an equivalent effect in another jurisdiction, however, for the avoidance of doubt expressly excluding retention of title clauses.

Security Documents (Dokumenty Zabezpieczenia) means:
(a)	Power of Attorney to the Bank Accounts; and

(b)	each Submission to Execution.
Security Property (Przedmiot Zabezpieczenia) means any funds deposited on the Borrower’s accounts with respect to which the Power of Attorney to the Bank Accounts was issued.

Selection Notice (Zawiadomienie o Wyborze Okresu Odsetkowego) means a notice substantially in the form set out in Part 2 of schedule 3 (Requests) given in accordance with clause 9 (Interest Periods).

Short Term Facility Agreement (Umowa Kredytu Krótkoterminowego) means the PLN 100,000,000 Short Term Facility Agreement concluded between the Borrower and the Arrangers or their Subsidiaries on or about the date of this Agreement.

Short Term Facility Finance Documents (Dokumenty Finansowania Dotyczące Kredytu Krótkoterminowego) means the term “Finance Documents” defined in the Short Term Facility Agreement.

Short Term Facility Utilisation (Wykorzystanie Kredytu Krótkoterminowego) means the term “Utilisation” defined in the Short Term Facility Agreement.

Submission to Execution (Oświadczenie o Poddaniu się Egzekucji) means a submission to execution by the Borrower in favour of each Lender in a notarised form with respect to AANV and HBEU and in the form required under the Banking Law of 29 August 1997 with respect to other Lenders.

Subsidiary (Podmiot Zależny) of a person means: (a) any other person directly or indirectly Controlled by such person or (b) of whose dividends or distributions on voting share capital that person is entitled to receive more than 50 per cent.

Tax (Podatek) means any tax (including tax on civil legal acts), levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Total Commitments (Całkowita Kwota Zaangażowania) means the aggregate of the Commitments at the given date.

Transfer Certificate (Oświadczenie o Przeniesieniu) means a certificate substantially in the form set out in schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

Transfer Date (Data Przeniesienia) means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; or

(b)	the date on which the Facility Agent executes the Transfer Certificate.
Unpaid Sum (Niezapłacona Kwota) means any sum due and payable but unpaid by the Borrower under the Finance Documents.

US GAAP (Generally Accepted Accounting Principles in the United States) means standards and accounting principles established by Financial Accounting Standards Board in the United States.

Utilisation (Wykorzystanie) means utilisation of the Facility.

Utilisation Date (Data Wykorzystania) means the date of the Utilisation, being the date on which the Loan is to be made available.

Utilisation Request (Żądanie Wyplaty) means a notice substantially in the form set out in Part 1 of schedule 3 (Requests).

VAT (Podatek VAT) means value added tax as provided for in Value Added Tax Act of 11 March 2004 as amended and any other tax of a similar nature.

WIBOR means, in relation to the Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of the Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Warsaw interbank market, as of 11am on the Quotation Day for the offering of deposits in PLN for a period equal to or as close as possible to the length of the Interest Period of a given Loan.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:
(a)	the Facility Agent, Arrangers, any Finance Party, any Lender, the Borrower or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	assets includes present and future properties, revenues and rights of every description;

(c)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(d)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a person includes any natural or legal person, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(f)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(g)	a certified copy means, in relation to the documents required to be submitted by the Borrower under the Finance Documents, a copy which is certified as true and complete copy by a legal adviser or two members of the management board of the Borrower;

(h)	a clause is a reference to a clause of this Agreement;

(i)	a provision of law is a reference to that provision as amended or re-enacted; and

(j)	a time of day is a reference to Warsaw time.
1.2.2	Section, clause and schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount up to the Total Commitments.

2.2	Finance Parties’ rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its general corporate purposes including, in particular, towards financing of expenses related to the Investment Project.

3.2	Monitoring

Otherwise as required by the mandatory provisions of Polish law no Finance Party is bound to monitor or verify the application of any amount made available pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may deliver the first Utilisation Request only if the Facility Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied and shall inform the Borrower within 7 days from the date of this Agreement which of the documents and other evidence listed in Schedule 2 (Conditions precedent) have not been delivered to its satisfaction.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Default is continuing or would result from the proposed Loan; and

4.2.2	the representations to be made by the Borrower are true and correct in all material respects.

5	Utilisation

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than by 10 am four Business Days prior to the intended Utilisation Date.

5.2	Completion of a Utilisation Request

5.2.1	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(b)	the amount of the Utilisation complies with clause 5.3 (Amount), and

(c)	the proposed Interest Period complies with clause 9 (Interest Periods).
5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Amount

The amount of the proposed Loan must be a minimum of PLN 10,000,000 or its integral multiple, or if less, the Available Facility.

5.4	Lenders’ participation

5.4.1	The Facility Agent shall promptly (but no later than 3 Business Days prior to the proposed date of the Loan) inform the Lenders of a duly submitted Utilisation Request and of the participation of a given Lender in the requested Loan.

5.4.2	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

5.4.3	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

6	Repayment

6.1	Repayment of the Loans

The Borrower shall repay the Loans in 15 equal quarterly instalments payable on the Repayment Dates.

6.2	Re-borrowing

The Borrower may not re-borrow any part of the Facility which is repaid.

6.3	General provisions concerning the repayment of Loans, interest and other amounts due under the Finance Documents

6.3.1	The Borrower shall ensure that by 1 pm: (a) on each Repayment Date, (b) on the last day of each Interest Period and (c) on other days in which other amounts due under Finance Documents become payable, there are sufficient funds in a bank account kept by ABN AMRO Bank (Polska) S.A., account no. 63 1670 0004 0000 6439 9117 1444 (Repayment Account), operated by the Facility Agent, to repay amounts due from the Borrower under this Agreement.

6.3.2	The Borrower hereby authorizes the Facility Agent to debit the Repayment Account with any amounts due and payable under this Agreement and other Finance Documents without further instructions or authorizations.

6.3.3	The Facility Agent agrees to debit the Repayment Account, as provided for in clause 6.3.2 above, if there are sufficient funds in the Repayment Account to repay amounts due to be paid by the Borrower.

7	Prepayment and cancellation

7.1	Illegality

If it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

7.1.1	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

7.1.2	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled to zero; and

7.1.3	the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory prepayment and cancellation

7.2.1	If:

the Approved Parent ceases to have the Control over the Borrower then:
(a)	the Borrower shall notify the Facility Agent upon engaging in, or becoming aware of that event within five Business Days;

(b)	if the Majority Lenders so require:
(i)	the Facility Agent in a notification delivered to the Borrower, at least five Business Days in advance shall cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents due and payable on the last day of the Interest Period falling after such notification or on the day falling 2 Months from the date of such event (whichever is earlier), whereupon all such outstanding amounts under the Facility will become due and payable on such date; and

(ii)	the Commitment of each Lender will be automatically cancelled to zero.
7.2.2	The Commitment of each Lender will be automatically cancelled to zero on the last day of the Availability Period.

7.3	Voluntary cancellation

The Borrower may, if it gives the Facility Agent not less than 10 days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of PLN 10,000,000) of the Available Facility. Any cancellation under this clause 7.3 shall reduce the Commitments of all Lenders rateably.

7.4	Voluntary prepayment of Loans

7.4.1	The Borrower may on the last day of any Interest Period after the expiry of the Availability Period, if it gives the Facility Agent not less than 10 Business Days’ prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of PLN 10,000,000 or PLN 10,000,000 increased by an that integral multiple of PLN 5,000,000), without any premium or penalty.

7.4.2	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.4.3	Any prepayment under this clause 7.4 shall satisfy the obligations under clause 6.1 (Repayment of Loans) in reverse order of maturity.

7.5	Restrictions

7.5.1	Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.5.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.5.3	The Borrower may not re-borrow any part of the Loan which is prepaid.

7.5.4	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

7.5.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.5.6	If the Facility Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to the Borrower or the affected Lender, as appropriate.

8	Interest

8.1	Calculation of interest

8.1.1	The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
(a)	Margin; and

(b)	applicable WIBOR.
8.1.2	The first day of calculating interest in relation to an Interest Period of any Loan shall be its Utilisation Date (in the case of the first Interest Period of such Loan) or the last day of the immediately preceding Interest Period of that Loan and the last day of calculating the interest in an Interest Period shall be the day immediately preceding the last day of that Interest Period.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period relating thereto (and, if the Interest Period is longer than three Months, on the dates falling at three monthly intervals after the first day of the Interest Period).

8.3	Interest for delay

8.3.1	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment at a rate two per cent points higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this clause 8.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

8.3.2	Interest for delay (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	Interest Periods

9.1	Selection of Interest Periods

9.1.1	The Borrower may select an Interest Period for the Loan in the Utilisation Request or (if the Loan has already been borrowed) in a Selection Notice.

9.1.2	Each Selection Notice for the Loan is irrevocable and must be delivered to the Facility Agent by the Borrower not later than 11am on the Business Day immediately prior to the Quotation Day.

9.1.3	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with clause 9.1.2 above, the relevant Interest Period will, subject to clauses 9.1.5 and 9.1.6, be three Months.

9.1.4	Subject to this clause 9, the Borrower may select an Interest Period of one or three Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders), provided that: (a) an Interest Period shall always end on each Repayment Date; and (b) the first Interest Period for any Loan shall end on the last day of the Interest Period of any other Loan.

9.1.5	An Interest Period for the Loan shall not extend beyond the Final Repayment Date.

9.1.6	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar Month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation of Loans

If two or more Interest Periods end on the same date those Loans will, unless that specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10	Changes to the calculation of interest

10.1	Absence of quotations

Subject to clause 10.2 (Market disruption), if WIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the 11am on the Quotation Day, the applicable WIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

10.2.1	If a Market Disruption Event (as defined below) occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:
(a)	the Margin; and

(b)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.
10.2.2	In this Agreement Market Disruption Event means:
(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine WIBOR and Interest Period; or

(b)	before close of business in Warsaw on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 24 per cent of the Loan) that the cost to it of obtaining matching deposits in the Warsaw interbank market would be in excess of WIBOR.
10.3	Alternative basis of interest or funding

10.3.1	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to clause 10.3.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

10.4.1	The Borrower shall, within 10 Business Days of demand by a Finance Party made with the intermediation of the Facility Agent, pay to the Facility Agent for the account of that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

10.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Commitment fee

11.1.1	The Borrower shall pay to the Facility Agent (for the account of each Lender) a commitment fee computed at the rate of 0.30 per cent per annum on that Lender’s Available Commitment for the Availability Period.

11.1.2	The accrued commitment fee is payable on the last day of each successive calendar quarter which ends during the Availability Period, on the last day of the Availability Period and, if the relevant Lender’s Commitment is cancelled in full, at the time of cancellation.

11.2	Agent’s fee

The Borrower shall pay to the Facility Agent the agent’s fee in the amount and at the times agreed in the Fee Letter.

11.3	Front-end fee

11.3.1	The Borrower shall pay to the Facility Agent for the account of all Arrangers a front-end fee in the amount of PLN 1,000,000 to be allocated to them pro rata to the Commitment of each Arranger (or in case of AAPL — pro rata to the Commitment of AANV).

11.3.2	The front-end fee is payable within five days from the execution date of this Agreement, however no later than on the day of the first Utilisation of the Facility.

11.4	Bank Guarantee Fund Cost

The Borrower shall pay to the Facility Agent, within 15 Business Days of receipt of a demand from a Lender (which may be made only once a year), for the account of the relevant Lender an amount equal to such portion of the Bank Guarantee Fund Cost payable by such Lender as, in accordance with regulations in force, is attributed to its participation in this Agreement and its making a part of the Facility available to the Borrower. This obligation shall survive the termination and/or expiry of this Agreement. The Lender shall provide the Borrower with a calculation of the Bank Guarantee Fund Cost demanded to be paid by the Borrower under this Clause 11.4.

12	Tax gross-up and indemnities

12.1	Definitions

In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either the increase in a payment made by the Borrower to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

12.2	Tax gross-up

12.2.1	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower accordingly.

12.2.3	Subject to clause 12.2.6 if a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.6	Each Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction or subject to a reduced Tax Deduction (as applicable), including but not limited to rendering tax certificates, statements or other documents or information required by Polish law. If the Lender fails to complete the procedural formalities, and the Borrower as a result of such failure is obliged to make a Tax Deduction, the Borrower shall not be obliged to comply with the gross-up provision set forth in clause 12.2.3 above.

12.3	Tax indemnity

The Borrower shall (within 10 Business Days of receipt from the Facility Agent of reasonable evidence documenting such a claim) pay to a Protected Party an amount equal to the liability or cost which that Protected Party has (directly or indirectly) suffered or incurred for or on account of Tax in respect of a Finance Document, save for circumstances where such loss or liability is attributable to the rate or the basis of calculating Tax on the overall net income of that Protected Party.

12.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

12.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

12.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which is necessary to leave the Borrower (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes, taxes on civil legal acts and other fees and duties

The Borrower shall pay and, within 10 Business Days of demand, reimburse each Finance Party any reasonable cost, loss or liability that Finance Party incurs in relation to all stamp duty, tax on civil legal acts, registration, court, notarial and other similar Taxes, fees and duties payable in respect of any Finance Document.

12.6	Value added tax

12.6.1	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

12.6.2	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

13	Increased Costs

13.1	Increased Costs

13.1.1	Subject to clause 13.3 (Exceptions) the Borrower shall, within 10 Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs (as defined below) incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in any law or (b) compliance with any law or regulation made after the date of this Agreement, which make it necessary to incur such Increased Costs.

13.1.2	In this Agreement Increased Costs means:
(a)	a reduction in the rate of return from the Facility or on a Finance Party’s overall capital;

(b)	an additional or increased costs; or
which is incurred or suffered by a Finance Party to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost claims

13.2.1	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate with reasons confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

13.3.1	compensated for by the payment of the Bank Guarantee Fund Cost; or

13.3.2	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation, or a negligence causing such breach, or

13.3.3	the result of application of the provisions of clause 7.1.

14	Other indemnities

14.1	Indemnities to Finance Parties

The Borrower shall within 15 Business Days of demand, indemnify each Finance Party against any reasonable and documented cost or actual damage (save for lost gains) incurred by that Finance Party, provided such cost or damage has not been set off through the payment of interest (including increased interest if due in accordance with this Agreement) and which is a result of:

14.1.1	the occurrence of any Event of Default;

14.1.2	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost or loss arising as a result of clause 26 (Sharing among the Finance Parties);

14.1.3	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or fault of that Lender alone); or

14.1.4	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.2	Indemnity to the Facility Agent

The Borrower shall within 15 Business Days of demand indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably), which is documented by that agent and which is a result of:

14.2.1	investigating any event which it reasonably believes is a Default; or

14.2.2	acting or relying on any notice, request or instruction, which it believes — acting with due diligence — to be genuine, correct and appropriately authorised.

15	Mitigation by the Lenders

15.1	Mitigation

15.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2	Clause 15.1.1 above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be materially prejudicial to it.

16	Costs and expenses

16.1	Transaction expenses

The Borrower shall (irrespectively whether any Loan has been draw down) promptly pay the amount of all costs and expenses (including legal fees payable under a separate agreement with the law firm Norton Rose, Piotr Strawa i Wspólnicy, spólka komandytowa, Plac Pilsudskiego 1, 00-073 Warsaw or any other law firm agreed between the Borrower and the Facility Agent) reasonably incurred by any of them (and documented in such demand to the extent it is practical) in connection with the negotiation, preparation, printing, execution and syndication of:

16.1.1	this Agreement and any other documents referred to in this Agreement — up to the amount agreed in the Fee Letter; and

16.1.2	any other Finance Documents executed after the date of this Agreement up to the capped amounts to be agreed from time to time prior to the execution of such other Finance Documents.

16.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within 10 Business Days of demand, reimburse the Facility Agent, for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent (and documented in such demand to the extent it is practical) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within 10 Business Days of demand, pay to each Finance Party the amount of all reasonable and documented costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17	Representations

The Borrower makes the representations and warranties set out in this clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

17.1.1	The Borrower is a Polish joint-stock company (spólka akcyjna), duly incorporated and validly existing under the laws of Poland.

17.1.2	The Borrower and each of its Subsidiaries have the power to own or have other title to their assets and carry on their business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by the Borrower in each Finance Document, to which it is a party, are, subject to any general principles of mandatory provisions of Polish law limiting its obligations legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by the Borrower and the transactions contemplated by, the Finance Documents, to which it is a party, do not and will not conflict with:

17.3.1	any law or regulation applicable to it;

17.3.2	its constitutional documents; or

17.3.3	to the best of the Borrower’s knowledge, any agreement or instrument binding upon the Borrower.

17.4	Power and authority

The Borrower has the required permits to enter into and perform, and have taken all necessary action to authorise its entry into and performance of the Finance Documents, to which it is a party, and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

No Authorization is required to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents, to which it is a party and to make the Finance Documents, to which the Borrower is a party, admissible in evidence in Poland.

17.6	Deduction of Tax

The Borrower is not required under the law of Poland to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.7	No filing or stamp taxes

17.7.1	Subject to clause 17.7.2, under the laws of Poland it is not necessary that the Finance Documents, to which it is a party, be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents, to which it is a party, or the transactions contemplated by the Finance Documents, to which it is a party.

17.7.2	A Polish Tax on civil legal acts must be paid in respect of Power of Attorney to the Bank Accounts.

17.8	No default

17.8.1	No Event of Default is continuing or might reasonably be expected to result from the drawing of any Loan by the Borrower.

17.8.2	No other event or circumstance is outstanding which (to the best of the Borrower’s knowledge) constitutes a material default under any other agreement or a breach of the Borrower’s obligations.

17.9	No misleading information

17.9.1	All factual information provided by the Borrower to the Arrangers and Lenders was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

17.9.2	No information has been given or omitted from the information disclosed to the Arrangers and the Lenders that results in the information disclosed to the Arrangers and the Lenders being untrue.

17.9.3	The budget most recently delivered to the Finance Parties has been prepared on the basis of the most recent (as at the date of its preparation) historical information and on the basis of reasonable assumptions.

17.10	Financial statements

17.10.1	The Original Financial Statements of the Borrower were prepared in accordance with US GAAP consistently applied.

17.10.2	The Original Financial Statements of the Borrower fairly represent financial condition and operations of the Borrower during the relevant financial year.

17.10.3	There has been no material adverse change in the business or financial condition of the Borrower since the date on which the Original Financial Statements were prepared.

17.11	Pari passu ranking

The Borrower’s payment obligations under the Finance Documents, to which it is a party, rank at least pari passu with the claims of all its other unsecured creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.12	Existing Security and Current Lenders

17.12.1	No Borrower’s asset (or any of its part) is encumbered with any Security other than the Existing Security.

17.12.2	The Borrower does not owe any Financial Indebtedness other than:
(a)	the Financial Indebtedness under this Agreement;

(b)	the Financial Indebtedness owed to the Current Lenders (totalling PLN 121,945,497.97 as at 30 April 2008);

(c)	the Financial Indebtedness following from the surety under civil law for CMC Poland S.A. in relation to Bank Ochrony Środowiska S.A. in respect of a credit facility granted to CMC Poland S.A. in the amount of PLN 37,935,898 (Agreement no. 1/l/KONS-WFOŚi GW/2005/128 as part of a syndicate of 5 September 2005) and credit facility granted to CMC Poland S.A. in the amount of PLN 2,000,000 (Agreement no. 5/05/W-12/OZ-UML03-3/128 of 5 September 2005) with all relating rights, limited to the amount of PLN 45,000,000; and

(d)	forward (hedging) transactions concluded by the Borrower for a period not longer than three months (in particular currency swap transactions).
17.13	Change of Control

The Borrower is controlled by the Approved Parent.

17.14	No proceedings pending or threatened

No litigation, criminal or investigative proceedings, arbitration or administrative proceedings of or before any court, arbitral body or agency or state body or agency which, if adversely determined,

might reasonably be expected to cause the Borrower to pay or suffer loss or expense over the aggregate amount of PLN 10,000,000, have (to the best of its knowledge and belief) been started against it or any of its Subsidiaries.

17.15	Environmental

The Borrower has obtained such Environmental Licences and has complied with the terms of such licences and Environmental Laws in a manner consistent in all material respects with generally accepted industry good practice and, so far as it is aware, there has been no material use or disposal of any Dangerous Substances on any premises in contravention of any Environmental Law or Environmental Licence and there are no material Environmental Claims in excess of the aggregate amount of PLN 10,000,000 pending.

17.16	Payment of Taxes and social security payments

The Borrower does not delay with any Tax payment or social security payment.

17.17	No action to cease business

The Borrower has taken no corporate actions and no other steps or legal actions have been started or threatened against the Borrower for the Borrower’s cessation of business, dissolution, winding up, the start of judicial arrangement, declaration of bankruptcy, the start of recovery proceedings, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of an administrative receiver, administrator, receiver or trustee or another person or entity in respect of the Borrower or any of its assets or revenues.

17.18	Debt service

The Borrower is able to repay its obligations when due and payable and has not entered with any of its creditors into negotiations with a view to restructuring those debts or changing repayment schedules concerning those debts that, if not repaid, could have a significant impact on the Borrower’s business, financial condition or ability to fulfil its obligations under the Finance Documents.

17.19	Permits

The Borrower has obtained all consents and permits required by law:
(a)	to conduct the Core Business of the Borrower,

(b)	in connection with the Investment Project’s specific stages, and

(c)	in connection with the conclusion and performance of agreements relating to the Investment Project,
(i)	prior to their conclusion, or

(ii)	prior to their performance if performance of a given agreement requires a specific permit
17.20	Repetition

17.20.1	The representations included in clauses 17.8, 17.9, 17.10.3, 17.11, 17.14, 17.15 and 17.19 are deemed to be made by the Borrower to each Finance Party by reference to the facts and circumstances then existing on the date of the Utilisation Request and on each last day of the Interest Period. In addition to such representations and warranties the Borrower is deemed to represent on each such date that its financial statements most recently delivered to the Facility Agent have been prepared in accordance with US GAAP standards and give a true and fair view of the results, its state of affairs and financial position as at end of the period to which they relate.

18	Information undertakings

The undertakings in this clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements and other financial documents
18.1.1	The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders) as soon as the same have been prepared, but in any event within 90 days after the end of a relevant period, however not before the financial results of CMC Group are published at the Stock Exchange in New York, the United States, the consolidated financial statements of the Borrower prepared in accordance with US GAAP for a given half year (the US GAAP Half Yearly Consolidated Financial Statements) and for a given financial year (the US GAAP Annual Consolidated Financial Statements) (together US GAAP Consolidated Financial Statements).

18.1.2	The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders):
(a)	as soon as the same have been prepared, but in any event within 240 days after the end of its financial year, the audited consolidated financial statements of the Borrower for that financial year prepared in accordance with the Accounting Act (the PAS Annual Consolidated Financial Statements);

(b)	as soon as the same have been prepared, but in any event within 180 days after the end of its financial year, the audited unconsolidated financial statements of the Borrower for that financial year prepared in accordance with the Accounting Act (the Annual Unconsolidated Financial Statements);

(c)	as soon as the same have been prepared and approved by the supervisory board of the Borrower, but in any event not later than within: (i) 90 days after the beginning of the first financial year for which the budget was prepared or (ii) 90 days after the beginning of a financial year for which the budget was revised — budgets with comments and assumptions for each period of three years and their annually revised versions for a given financial year;

(d)	as soon as the same become available, and in any event within 20 days after the end of each calendar quarter, copies of F-01 form of the Borrower and its Subsidiaries submitted to Central Bureau of Statistics (Glówny Urząd Statystyczny);

(e)	prior to incurring the same, information on any (i) Financial Indebtedness (other than indebtedness under Cash Pool Arrangements) to be incurred by the Borrower or any of its Subsidiaries and (ii) prior to establishing the same, any Security to be established over its or its Subsidiary’s assets, other than Security following from Cash Pool Arrangements; and

(f)	prior to receiving or paying of the same, information about any dividend (including the advances for dividends) to be paid or received by the Borrower or any of its Subsidiaries.
18.2	Compliance Certificate

18.2.1	The Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to clause 18.1.1., a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.

18.2.2	Each Compliance Certificate shall be signed by two members of the Borrower’s management board.

18.3	Requirements as to financial statements

In respect of each set of financial statements delivered by the Borrower pursuant to clause 18.1 (Financial statements) members of the management board of the Borrower shall certify that:
(a)	they fairly represent the financial condition of the Borrower as at the date as at which those financial statements were drawn up; and

(b)	US GAAP Consolidated Financial Statements have been drawn up in accordance with US GAAP; and

(c)	PAS Consolidated Annual Financial Statements and Annual Unconsolidated Statements have been drawn up in accordance with the Accounting Act.

18.4	Information: miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

18.4.1	all documents dispatched by the Borrower to its creditors relating to: (a) any waiver in relation to the obligations of the Borrower; or (b) restructuring of its debt or other payment obligations at the same time as they are dispatched where the aggregate of such waivers of obligations and / or restructurings of payment obligations is in excess of PLN 10,000,000;

18.4.2	promptly upon becoming aware of them, the details of any litigation, criminal or investigative proceedings, arbitration or administrative proceedings which are current, threatened or pending against the Borrower, and which might, if adversely determined, cause the Borrower to pay or suffer loss or expense over PLN 10,000,000;

18.4.3	promptly, such further information regarding the financial condition, business and operations of the Borrower and regarding the Investment Project as any Finance Party (through the Facility Agent) may reasonably request;

18.4.4	promptly upon obtaining or executing them, building permits (without attachments) and other consents to commence the Investment Project with a report on its environmental impact and, at a Finance Party’s request, other permits relating to the Investment Project; and

18.4.5	promptly upon obtaining them, official periodical reports on monitoring the provisions of an integrated permit.

18.5	Notification of default

18.5.1	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) which can occur (or it is occurring) promptly upon becoming aware of its occurrence.

18.5.2	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two of its members of the management board on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	“Know your customer” checks

18.6.1	If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (b) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information concerning the Borrower is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (b) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (b) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks with respect to the transactions contemplated in the Finance Documents.

18.6.2	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks with respect to the transactions contemplated in the Finance Documents.

18.6.3	Documentation referred to in clause 18.6.1 and clause 18.6.2 may include, in particular: excerpts from the National Court Register, copies of passports and identification documents and other documents confirming the ownership structure of the Subsidiaries of the Approved Parent.

19	Financial covenants

The Borrower undertakes to observe and comply with the financial covenants set out below from the date of this Agreement and so long as any amounts are owing under the Finance Documents or any Commitment is in force.

19.1	Financial Debt to EBITDA

The Borrower shall ensure that the ratio of Financial Debt to EBITDA does not exceed 3.5 to 1.

19.2	Financial Debt to Equity

The Borrower shall ensure that the ratio of Financial Debt to Equity does not exceed 1.5 to 1.

19.3	EBITDA to Debt Service

The Borrower shall ensure that the ratio of EBITDA to Debt Service is equal or greater than 1.2 to 1.

19.4	Tangible Net Worth

The Borrower shall ensure that its Tangible Net Worth is greater than PLN 600,000,000 (say: six hundred million zlotys).

19.5	Testing of ratios

19.5.1	For the purposes of this clause 19 (Financial Covenants), the ratios shall be tested as at each Covenant Testing Date by reference to the US GAAP Half Yearly Consolidated Financial Statements, the US GAAP Annual Consolidated Financial Statements (as the case may be) and, in the case of the US GAAP Half Yearly Consolidated Financial Statements, the ratios shall be calculated on a twelve Month rolling basis.

19.5.2	The Borrower shall carry out the test in each Compliance Certificate.

19.6	Accounting terms

In this clause 19 (Financial Covenants), accounting terms used shall be construed by reference to the financial statements referred to in clause 18.1 (Financial Statements) above, but so that:

Debt Service means the aggregate of Interest Payable, annual operating leases, dividends plus the total amount of the Financial Indebtedness of the Borrower and its Subsidiaries which fall due for repayment or prepayment within 12 Months period ending on the relevant Covenant Testing Date.

EBITDA means, in respect of any period, the consolidated profit (which shall include, for the avoidance of doubt, any actual cash movements relating to foreign exchange gains and losses) on ordinary activities, but before:
(a)	exceptional items (other than obsolete property costs) and extraordinary items;

(b)	profits and losses on disposals of capital assets;

(b)	amortisation and depreciation;

(d)	Interest Payable and Interest Receivables; and

(e)	Taxes,
in each case for such period on a consolidated basis for the Group.

Equity means the aggregate of subscribed and paid in share capital of the Borrower, its spare and reserve capital, the consolidated financial result from previous years and the consolidated financial result for the current settlement period.

Financial Debt means the total amount of the Financial Indebtedness of the Group.

Interest Payable means, in respect of a period, the aggregate amount (calculated on a consolidated basis) of interest, discounts and/or finance charges paid and/or accrued during that period in respect of any indebtedness, including for this purpose any acceptance commission paid or payable in respect of any bills of exchange or other negotiable instruments and the interest component of rentals under finance leases payable by the Borrower and its Subsidiaries.

Interest Receivables means, in respect of a relevant period, the aggregate amount (calculated on a consolidated basis) of interest (discounts inclusive) received and/or accrued during that period in respect of any receivable, including for this purpose of this definition, any acceptance commission received or payable in respect of any bills of exchange or other debt instruments received by the Borrower and its Subsidiaries.

Intangible Assets means goodwill and other intangible assets of the Borrower and its Subsidiaries; for the avoidance of any doubt, Intangible Assets do not include the value of perpetual usufruct right.

Tangible Net Worth means the value of the Equity, but after:
(a)	deducting any amount shown in the balance sheet in respect of Intangible Assets;

(b)	deducting (so far as not otherwise excluded as attributable to minority interests) a sum equal to the aggregate of the amount by which the book value of any fixed assets of any member of the Group has been written up after the date of this Agreement (or, in the case of a company becoming a Subsidiary after that date, the date on which that company became a Subsidiary) by way of revaluation. For the purposes of this paragraph (c) any increase in the book value of any fixed asset resulting from its transfer by one member of the Group to another member of the Group shall be deemed to result from a writing up of its book value by way of revaluation; and
excluding amounts set aside for taxation as at the date of such balance sheet and making such adjustments as may be appropriate in respect of any significant additional taxation expected to result from transactions carried out by any member of the Group after such date and not reflected in that balance sheet;

20	General undertakings

The undertakings in this clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly:

20.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

20.1.2	supply certified copies to the Facility Agent of,

any Authorisation, filing, confirmation or registration required and necessary to be obtained or made by the Borrower under any law or regulation of the jurisdiction of its legal seat to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of its legal seat of any Finance Document.

20.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Negative pledge

20.3.1	Without the prior written consent of the Majority Lenders, the Borrower shall not create or permit to subsist any Security over any of its assets. The provision does not apply to the Existing Security.

20.3.2	The Borrower shall not:
(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower, unless their value is lower than limits set by clause 20.4; or

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms; or

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other arrangement having a similar effect,
in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or financing the acquisition of an asset.

20.3.3	Clauses 20.3.1 and 20.3.2 above do not apply to:
(a)	any Security and agreements following from Cash Pool Arrangements, provided that the amount received as a result of the performance of such security or agreement may not be used to make the payments due from CMC Poland S.A. with its seat in Zawiercie or its Subsidiaries to the Approved Parent and its Subsidiaries;

(b)	any disposal or establishment of Security arising by operation of law and in the ordinary course of trading unless following from the Financial Debt of the Borrower;

(c)	disposal of the Borrower’s receivables with or without recourse limited up to a maximum of 20% of the amount of a single receivable; and

(d)	any Security entered into pursuant to any Finance Document.
20.4	Disposals

The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) to sell, lease, transfer or otherwise dispose of any fixed asset (środki trwałe) and its shares in its Subsidiaries with a value greater in aggregate per financial year than 5 per cent of the then current Tangible Net Worth as defined in clause 19.6 of this Agreement, save for the sale of infrastructure relating to the utilities (electricity, heat and gas) supply of the net book value not exceeding PLN 25,000,000 as at the date of the Original Financial Statements.

20.5	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction, except for:
(a)	demerger, merger or corporate reconstruction with any member of the Group;

(b)	amalgamation, demerger, merger or corporate reconstruction within the Group;

(c)	Permitted Acquisition.
20.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

20.7	Scope of business

The Borrower shall ensure that no investments are made in relation to activities outside Core Business of the Borrower.

20.8	Inspection of books and records

The Borrower shall, upon the request of any Finance Party at any time but with reasonable notice, allow such Finance Party and its representatives, professional advisers and agents access to inspect the Borrower’s books and records to the extent it needs to, to comply with banking practice and its own internal credit control procedures. The costs of such inspections will covered by the Finance Parties unless a Default has occurred and it is continuing.

20.9	Restriction of Financial Indebtedness

20.9.1	Subject to clause 20.9.2 the Borrower shall procure that its Subsidiaries do not incur any Financial Indebtedness.

20.9.2	Clause 20.9.1 will not apply to:
(a)	Financial Indebtedness incurred by the Subsidiaries of the Borrower, if:
(i)	its total amount is less than 10 per cent of the total amount of the Financial Indebtedness of the Group at the end of the last financial year or half year (as the case may be) in accordance with the most recently delivered US GAAP Consolidated Financial Statements; or

(ii)	all amounts due to the Finance Parties under this Agreement are guaranteed by all Subsidiaries of the Borrower in the form and contents agreed by the Facility Agent (upon consultation with all the Lenders).
(b)	Financial Indebtedness incurred in pursuance of Cash Pool Arrangements, provided that the amount of such Financial Indebtedness may not be used to make the payments due from CMC Poland S.A. with its seat in Zawiercie or its Subsidiaries to the Approved Parent and its Subsidiaries.
20.10	Insurance

The Borrower shall maintain, and shall procure that each member of the Group shall maintain, insurance with financially sound and reputably insurers with respect to its assets of an insurable nature against such risks and in such amounts as are normally maintained by persons carrying on the same or a similar class of business and in each case covering risk areas as at the Agreement date, at least.

20.11	Audit and accounting dates

The Borrower will ensure that:

20.11.1	the PAS Annual Consolidated Financial Statements and the PAS Annual Unconsolidated Financial Statements to be delivered to the Facility Agent pursuant to clause 18.1.2 are audited by the Auditors;

20.11.2	each member of the Group shall at all times have duly appointed Auditors; and

20.11.3	no member of the Group will change its financial year end (other than to end on 31 August of each year) without the prior written consent of the Facility Agent (which consent will not be unreasonably withheld).

20.12	Auditors

If the Borrower wishes to change the Auditors the Borrower will notify the Facility Agent as to the reasons for any such proposed change, however a newly auditor must also be the Auditor.

20.13	Bank Accounts

20.13.1	As of 1 September 2008, the Borrower shall conduct all its Banking Operations via bank accounts maintained by the Approved Banks and shall not hold any bank accounts, in which Banking Operations are conducted, with any other banks and financial institutions. This obligation does not apply to the bank accounts opened in connection with the New Financing and bank accounts kept by the Borrower in Raiffeisen Bank Polska S.A. and Bank Ochrony Środowiska S.A. to the date of, respectively: (i) the settlement of the current long-term forward (hedging) transactions with Raiffeisen Bank Polska S.A. and (ii) the final repayment of the loan facility granted to the Borrower by Bank Ochrony Środowiska S.A.

20.13.2	The Borrower shall procure that all its Subsidiaries will not maintain any account with any branch of any bank or other financial institution providing similar services, other than accounts maintained with Approved Banks or a bank accounts listed in Schedule 6 (Allowed Additional Bank Accounts).

20.13.3	Clauses 20.13.1 and 20.13.2 do not apply to bank accounts:
(a)	of newly acquired or taken over companies — Subsidiaries of the Borrower, and

(b)	operated for enterprises or their organized parts, included in the acquired enterprise or its organized part, newly acquired by the Borrower, provided that those accounts are used only for cash desk accounting of such companies or activities of the acquired enterprise or its organized part and in a town/location where the acquired company (or enterprise or its organized part) operates, or in the next closest town/location, there is no branch or affiliate of the Approved Bank or the Approved Bank is not interested in keeping such an account. The remaining banking operations should be — within six months of a given company’s takeover — moved and carried out in bank accounts kept in the Approved Banks.

20.13.4	The Borrower shall procure that Banking Operations conducted via Bank accounts with the Approved Banks are equal to the proportion borne by:
(a)	such Approved Bank’s amount of participation in all Loans disbursed by all Lenders under this Agreement and all Utilisations under the Short Term Facility Agreement (as the term “Utilisation” is defined in the Short Term Facility Agreement)
to
(b)	the total amount of all Loans disbursed by all Lenders under this Agreement and all Utilisations made available by them under the Short Term Facility Agreement (as the term “Utilisation” is defined in the Short Term Facility Agreement), provided however that in case of a more attractive offer made by one of the Approved Banks, the Lender shall be entitled to take advantage of that offer regardless of the provision above.

For the purpose of this clause 20.13, Banking Operations shall mean the banking operations (including in particular transfers to and from bank accounts) connected with selling of the Borrower’s products to its customers and purchasing of goods from its suppliers (including in particular the Borrower’s Subsidiaries), opening of deposits, trade finance transactions and fx transactions.

20.14	Intellectual property rights.

The Borrower will, and will procure that each of its Subsidiaries will:

20.14.1	safeguard and maintain its rights, present and future, in all its intellectual property rights which are required by it to carry on its business as it is being carried on of this as of the date Agreement including observing all licence restrictions relating thereto and paying all applicable renewal fees, licence fees and other outgoings and not enter into any contract, licence or sub-licence in respect of its material intellectual property rights other than in the ordinary course of business on arm’s-length terms;

20.14.2	effect registration of any material design, patent, trademark and service mark and periodically inform the Facility Agent of events relevant to any registration application and not without the prior consent in writing of the Facility Agent dispose of any of its material intellectual property rights or permit any of its material intellectual property rights to be abandoned or cancelled, to lapse or to be liable to any claim of abandonment for non-use; and

20.14.3	notify the Facility Agent forthwith of any material infringement or any challenge to the validity of any of its present or future material intellectual property rights which may come to its notice and, if the Facility Agent so requests, supply the Facility Agent with all relevant information in its possession relating thereto, and take all commercially reasonable steps to prevent or terminate any such infringement and to defend any challenge to the validity of any such rights.

20.15	Arm’s-length terms

The Borrower shall make reasonable efforts to ensure and it shall procure that all member of the Group will make reasonable efforts to ensure that the Borrower and all members of the Group will not enter into any transactions with other member of the Group and/or the Approved Parent otherwise than on arm’s-length terms negotiated by the independent parties.

20.16	Loans and credit facilities

20.16.1	The Borrower shall not (and shall procure that no member of the Group shall) be a creditor with respect to any Financial Indebtedness.

20.16.2	Clause 20.16.1 does not apply to:
(a)	the Financial Indebtedness under Cash Pool Arrangements, provided that the amount of such Financial Indebtedness may not be used to make the payments due from CMC Poland S.A. with its seat in Zawiercie or its Subsidiaries to the Approved Parent and its Subsidiaries;

(b)	loans granted to the Approved Parent and its Affiliates:
(i)	with a repayment period not longer than three months; and

(ii)	in the amount not higher than five per cent of the Borrower’s total balance sheet in accordance with the most recently delivered US GAAP Consolidated Financial Statements; and

(iii)	granted in a period when no Default has occurred or is continuing and no Default would occur as a result of such a loan being granted.
20.17	No guarantees

The Borrower shall not provide (and procure that no member of the Group shall provide) any guarantee or surety for liabilities of any person. The above provision does not apply to:

20.17.1	guarantees and sureties up to the total amount of the Borrower’s liability of 5 per cent of the Borrower’s total balance sheet in accordance with the most recently delivered US GAAP Consolidated Financial Statements; and

20.17.2	guarantees and sureties following from Cash Pool Arrangements, provided that the amount of a guaranteed obligation may not include the payments due from CMC Poland S.A. with its seat in Zawiercie or its Subsidiaries to the Approved Parent and its Subsidiaries.

20.18	Dividends

20.18.1	The Management Board of the Borrower may recommend that the Borrower declare, make, pay or distribute dividends to the Borrower’s shareholders only provided that:
(a)	no Default is continuing or would result from the proposed declaration, making, paying or distributing of dividends; and

(b)	the Borrower is in full compliance with its financial covenants under clause 19 (Financial covenants).
The Borrower shall promptly inform the Facility Agent about any decision regarding dividend payment to the shareholders of the Borrower no later than five Business Days after such decision is made, and shall provide copies of pertaining resolutions.

20.18.2	If (A) the Borrower fulfils its obligations referred to in clause 19 (Financial covenants) of this Agreement and (B) the Event of Default referred to in clause 21.1 of this Agreement has not occurred nor does it continue for ten days from the due date of a given amount, the Borrower may:
(a)	make payments to Commercial Metals International AG, the Approved Parent or its Subsidiaries and to the Borrower’s shareholders within the scope of the Borrower’s ordinary business activities on arm’s length terms;

(b)	pay amounts due for the Borrower’s use of the trademark owned by the Approved Parent to Commercial Metals International AG, the Approved Parent or its Subsidiaries, provided that such payments:
(i)	do not exceed 0.85 per cent of the amount of the Borrower’s sales revenues in a given month,

(ii)	were calculated in respect of the Borrower’s actual sales, and

(iii)	are not being advanced.
20.18.3	Repayment of obligations by the Borrower to the Approved Parent or its Subsidiaries having the commercial effect of a borrowing may be made on terms in advance approved in writing by the Facility Agent acting on instructions of the Majority Lenders.

20.19	New Financing

The Borrower may take new loans and/or credit facilities related to financing of its current operations in relation to its Core Business or investments into its Core Business (the New Financing) provided that: (a) no Default has occurred and it is continuing; and (b) sufficient information about such New Financing is provided to the Facility Agent at least 30 days prior to taking of such New Financing.

20.20	Facility Security

The Borrower shall establish additional Facility Security over the Borrower’s assets or its receivables or shall procure the establishment of additional security for the Facility by another entity approved by the Facility Agent (in consultation with all Lenders), if the Borrower breaches any of the obligations set out in clause 19 (Financial covenants). The Borrower shall establish the additional Facility Security within 20 Business Days of receiving the Facility Agent’s request to this effect. If the establishment of additional Security requires registration in an appropriate register, the above time limit will be regarded as met if an appropriate agreement or declaration (in form and substance satisfactory to the Facility Agent) is signed in that period and a properly paid for and correctly filled in application for registration of the Security, with a proof of its filing, is delivered to the Facility Agent. Costs of establishing such additional Security will be fully paid for by the Borrower.

20.21	Maintenance of Security

The Borrower shall maintain in full force and effect all Security interests provided for in this Agreement and other Finance Documents.

20.22	The Facility

The Borrower shall use proceeds from the Facility in accordance with this Agreement, in particular, in accordance with the Facility’s purpose as set out in clause 3.1 of this Agreement.

20.23	Taxes and accounting

The Borrower shall:

20.23.1	maintain, with due care, accounting, management information and cost control systems, in accordance with regulations and bookkeeping and accounting standards.

20.23.2	pay on time taxes, fees and other similar charges and obligations of the Borrower, in particular those relating to credit facilities, loans, guarantees and sureties under civil law or the law on bills of exchange; this obligation does not prejudice the Borrower’s right to dispute in good faith, in a professional manner, with due diligence, and in accordance with the relevant provisions of law, the existence or the amount of such taxes, fees, charges or obligations.

20.24	Completion of the Investment Project

The Borrower shall take every possible step to ensure that the Investment Project is completed by 28 February 2010; it shall not drop the Investment Project and shall forthwith notify the Facility Agent of any material delay in the completion of the Investment Project or material overrun of estimated costs of the Investment Project which could significantly affect the Borrower’s business, financial condition or ability to fulfil its obligations under the Finance Documents.

20.25	Changes in governing bodies

The Borrower undertakes that within 20 Business Days it shall notify the Facility Agent if there are any changes of persons holding the position of the president of the Management Board, members of the Management Board or members of the Supervisory Board.

20.26	Use of the Financial Indebtedness under Cash Pool Arrangements

The Borrower undertakes that its Financial Indebtedness under Cash Pool Arrangements will not be used to make the payments due from CMC Poland S.A. with its seat in Zawiercie or its Subsidiaries to the Approved Parent and its Subsidiaries (and shall procure that the Financial Indebtedness of its Group members in this respect is not used to make such payments either).

20.27	Powers of Attorney to the Bank Accounts

The Borrower undertakes to provide the Facility Agent, within 21 days of this Agreement’s execution, with Powers of Attorney to the Bank Accounts granted to: (i) the Facility Agent with a confirmation of its acknowledgement by all banks (or branches of banks), which keep bank accounts included in this power of attorney and (ii) BRE with a confirmation of its acknowledgement by a branch of BRE which keeps bank accounts included in this power of attorney.

21	Events of Default

Each of the events or circumstances set out in this clause 21 is an Event of Default.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

21.1.1	its failure to pay is caused by administrative or technical error; and

21.1.2	payment is made within two Business Days of its due date.

21.2	Financial covenants

21.2.1	Any requirement of clause 19 (Financial covenants) is not satisfied.

21.2.2	No Event of Default under clause 21.2.1 above will occur if the failure to satisfy those requirements is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the failure to satisfy.

21.3	Other obligations

21.3.1	The Borrower breaches its obligations under the Finance Documents (other than those referred to in clause 21.1 (Non-payment) and clause 21.2 (Financial covenants)).

21.3.2	No Event of Default under clause 21.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.4	Misrepresentation

21.4.1	Any representation or statement made or deemed to be made by the Borrower in the Finance Documents, to which it is a party, or any other document delivered by or on behalf of such person under or in connection with any Finance Document is or proves to have been untrue in any material respect when made or deemed to be made.

21.4.2	No Event of Default under clause 21.4.1 above will occur if the misrepresentation is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the misrepresentation.

21.5	Cross default

21.5.1	Any Financial Indebtedness of the Borrower or any payment obligations of the Borrower relating to Taxes or social security payments amounting in aggregate to PLN 2,000,000 or more is not paid when due nor within any originally applicable grace period.

21.5.2	Any Financial Indebtedness of the Borrower or any payment obligations of the Borrower relating to Taxes or social security payments amounting in aggregate to PLN 2,000,000 or more is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default described in a document constituting such an obligation.

21.5.3	Any commitment for any Financial Indebtedness of the Borrower amounting to PLN 2,000,000 or more is cancelled or suspended by a creditor of the Borrower as a result of an event of default described in a document constituting such an obligation.

21.5.4	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower amounting to PLN 2,000,000 or more due and payable prior to its specified maturity as a result of an event of default described in a document constituting such an obligation.

21.5.5	Any other indebtedness of the Borrower amounting to PLN 10,000,000 or more is not paid when due.

21.5.6	No Event of Default under clauses 21.5.1 to 21.5.5 above will occur if the circumstances or events listed above are capable of remedy and are remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the relevant event or circumstance.

21.6	Insolvency

21.6.1	The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to into a composition (ugoda) or arrangement (układ) with respect to restructuring or rescheduling any of its indebtedness.

21.6.2	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

21.6.3	No Event of Default under clauses 21.6.1 and 21.6.2 above will occur if the circumstances or events listed above are capable of remedy and are remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the relevant event or circumstance.

21.7	Insolvency proceedings

An application for commencement of recovery proceedings (postępowanie naprawcze) or bankruptcy proceedings (postępowanie upadłościowe) by the Borrower is filed either by the Borrower or any of its creditors; and such application is not withdrawn, rejected or the proceeding commenced on the basis of such application is not otherwise discontinued within 45 days from the date of filing such application with the relevant Polish court.

21.8	Creditors’ process

Any expropriation, attachment, sequestration or execution, including the enforcement of any Security (whether in a court procedure or otherwise) affects any assets of the Borrower of the aggregate value exceeding PLN 10,000,000 and it is not discontinued without satisfaction, or released within 20 Business Days of the earlier of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of such events.

21.9	Unlawfulness

21.9.1	It is or becomes unlawful for the Borrower to perform any of its material (in the reasonable opinion of the Facility Agent) obligations under the Finance Documents.

21.9.2	No Event of Default under clause 21.9.1 above will occur if the unlawfulness is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the unlawfulness.

21.10	Declaration on withdrawal of representations or obligations

21.10.1	The Borrower makes a declaration on withdrawal of its representations or obligations included in any Finance Document or expresses an intention to withdraw its representations or obligations included in Finance Documents.

21.10.2	No Event of Default under clause 21.10.1 above will occur if the declaration on withdrawal of representations or obligations included in any Finance Document is capable of being cancelled and is cancelled within 20 Business Days of the Facility Agent giving notice to the Borrower.

21.11	Cessation of business

21.11.1	The Borrower ceases, or shows intention to cease, to carry on all or a substantial part of its business.

21.11.2	No Event of Default under clause 21.11.1 above will occur if the cessation is capable of remedy and is remedied within 20 Business Days of the Facility Agent giving notice to the Borrower.

21.12	Effectiveness of Security

21.12.1	Any Security Document ceases to be in full force and effect or is incapable of enforcement, or any Security Interest created thereunder is not effective in accordance with the terms of the relevant Security Document.

21.12.2	No Event of Default under clause 21.12.1 above will occur if such circumstances are capable of remedy and are remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of such circumstances.

21.13	Political and Economic Risk

21.13.1	The government of Poland or any agency of the relevant government takes any step leading directly to the seizure, expropriation, nationalisation or acquisition (whether compulsory or otherwise, in whole or in part, and whether or not for fair compensation) of the Borrower or any material part of its assets.

21.13.2	No Event of Default under clause 21.13.1 above will occur if such event is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of such event.

21.13.3	All or a material part of the assets of the Borrower are requisitioned by any government agency for more than 45 days in aggregate.

21.14	Failure to pay final judgement

Any member of a Group fails to comply with or pay any sum in excess of PLN 10,000,000 due from it under any final judgement or any final order made or given by any court of competent jurisdiction and such failure remains outstanding for a period of more than 30 days.

21.15	Change of Control

The Change of Control takes place with respect to the Borrower.

21.16	Acceleration

On and at any time after the occurrence of an Event of Default, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

21.16.1	terminate this Agreement by written notice served on the Borrower within the minimum time limit prescribed by the Banking Law (such time limit now being 30 days, or seven days where Borrower’s bankruptcy is threatened);

21.16.2	cancel to zero the Total Commitments whereupon they shall immediately be cancelled to zero; and/or

21.16.3	subject to the mandatory provisions of the Banking Law, declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

21.16.4	subject to the mandatory provisions of the Banking Law, declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

21.16.5	demand that by the date set by the Facility Agent, the Borrower present a plan to cure the Event of Default; and/or

21.16.6	demand establishment of additional Security in relation to the Borrower’s indebtedness hereunder.

22	Changes to the Lenders

22.1	Assignments and transfers by the Lenders

Subject to this clause 22, a Lender (the Existing Lender) may assign any of its rights and/or transfer any of its obligations to another bank or financial institution or to a fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

22.2	Conditions of assignment or transfer

22.2.1	The consent of the Borrower is required for the assignment and the transfer by a Lender of its rights and/or obligations, unless the assignment and/or transfer is:
(a)	to another Lender;

(b)	to The Royal Bank of Scotland plc or its Affiliates;

(c)	to an Affiliate of a Lender;

(d)	to be made after an Event of Default has occurred.

22.2.2	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower shall give its consent (or refuse it if permitted under this clause 22.2.2) within 10 Business Days after the Lender has requested it. When the Borrower’s consent is granted, upon receipt of a notice from the Facility Agent within 10 Business Days from the date of that notification the Borrower undertakes to execute (at its own expense if an Event of Default has occurred and it is continuing and on expense of the Existing Lender and/or the New Lender otherwise), a Submission to Execution in favour of each New Lender hereunder and deliver such Submission to Execution to a relevant New Lender.

22.2.3	The consent of the Borrower to an assignment and/or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Bank Guarantee Fund Cost.

22.2.4	An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender. The Facility Agent shall promptly notify the Borrower with the details of any assignment for which the consent of the Borrower is not required.

22.2.5	A transfer will only be effective if the procedure set out in clause 22.4 (Procedure for transfer) is complied with.

22.2.6	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
22.3	Limitation of responsibility of Existing Lenders

22.3.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Borrower;

(c)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
22.3.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

22.3.3	Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 22; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
22.4	Procedure for transfer

22.4.1	Subject to the conditions set out in clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with clause 22.4.2 below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

22.4.2	On the Transfer Date:
(a)	the Borrower and shall be released from further obligations and/or cease to have any rights towards the Existing Lender under the Finance Documents and the Existing Lender’s rights and Obligations against the Finance Documents shall be assigned and/or transferred to the New Lender (being the Discharged Rights and Obligations);

(b)	the Facility Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations towards the New Lender as the rights and obligations the Existing Lender has upon the assignment or transfer of rights and obligations; to that extent the Facility Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(c)	the New Lender shall become a Party as a “Lender”.
22.5	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

22.5.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement (provided that it obtains a consent to such disclosure should a given assignment or transfer require such a consent);

22.5.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation agreement in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower (provided that is obtains a consent to such disclosure should the conclusion of an agreement or transaction referred to above require such a consent); or

22.5.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower and the Finance Documents as that Lender shall consider appropriate.

23	Changes to the Borrower

23.1	Assignments and transfer by Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24	Role of the Facility Agent and the Arrangers

24.1	Appointment of the Facility Agent

24.1.1	Each of the Arrangers and the Lenders appoints the Facility Agent to act as its attorney-in-fact under and in connection with the Finance Documents, including to pay out amounts related to the Finance Documents and in relation to any other matter, provided that it has been expressly set out in the Finance Documents.

24.1.2	Each Arranger and Lender authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under and in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Facility Agent

24.2.1	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

24.2.2	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

24.2.3	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstances described is a Default, it shall promptly notify the Lenders.

24.2.4	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

24.2.5	The Facility Agent’s respective duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

24.4.1	Except as specifically provided in the Finance Documents nothing in this Agreement constitutes the Facility Agent or the Arrangers as a fiduciary of any other person.

24.4.2	None of the Facility Agent or the Arrangers shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

The Facility Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

24.6	Rights and discretions of the Facility Agent

24.6.1	The Facility Agent, may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a management board member, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
24.6.2	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 21.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Borrower.
24.6.3	The Facility Agent may engage and rely on the advice or services of any lawyers, accountants, surveyors or other experts, if its needs an expert opinion on (including without limitations) the legal effect of the Finance Documents, the value of the Security Property, Environmental Claims, financial statements, the release of the Security, etc. The reasonable cost of such services and/or advice within the upper limit of EUR 40,000 shall be borne by the Borrower.

24.6.4	The Facility Agent may act in relation to the Finance Documents through their respective personnel and agents.

24.6.5	The Facility Agent may disclose to any other Party any information each of them reasonably believes it has received in its capacity as agent under this Agreement.

24.6.6	Notwithstanding any other provision of any Finance Document or, as the case may be, the Security Documents to the contrary, the Facility Agent and the Arrangers are not obliged to do or omit to do anything if it would or might in their reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Majority Lenders’ instructions

24.7.1	Unless a contrary indication appears in a Finance Document, the Facility Agent shall: (a) exercise any right, power, authority or discretion vested in it as the Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as the Facility Agent); and (b) not be liable to any other Finance Party for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

24.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

24.7.3	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such Security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

24.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

24.7.5	The Facility Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation

None of the Facility Agent or the Arrangers:

24.8.1	are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arrangers, the Borrower or any other person given in or in connection with any Finance Document; or

24.8.2	are responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9	Exclusion of liability

24.9.1	Without limiting clause 24.9.2 below, the Facility Agent and any Lender will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.

24.9.2	No Party may take any proceedings against any officer, employee or agent of the Facility Agent or any of the Lenders in respect of any claim it might have against the Facility Agent, in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent, or any of the Lenders may rely on this clause subject to the provisions of article 391 of the Polish Civil Code.

24.9.3	The Facility Agent and any Lender will be not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent or any Lender for that purpose.

24.10	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent, (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.11	Resignation of the Facility Agent

24.11.1	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

24.11.2	Alternatively, the Facility Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

24.11.3	If the Majority Lenders have not appointed a successor Facility Agent in accordance with clause 24.11.2 above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

24.11.4	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent, under the Finance Documents.

24.11.5	The resignation notice of the Facility Agent shall only take effect upon the appointment of a successor.

24.11.6	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

24.11.7	After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent require it to resign in accordance with clause 24.11.2 above. In this event, the Facility Agent shall resign in accordance with clause 24.11.2 above.

24.11.8	Upon the change of the Facility Agent the relevant Parties shall execute such documents, as required (including without limitation any amendments to the Security Documents) to ensure that the Lenders are secured in relation to the obligations of the Borrower under this Agreement to the same extent as they would be should the change have not been made. The Borrower shall co-operate in this respect with the Finance Parties and shall execute such documents, make filings and registrations and do other things, as may be required by the retiring Facility Agent or the successor Facility Agent, as the case may be.

24.12	Confidentiality

If information is received by another division or department of the Facility Agent it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it

24.13	Relationship with the Lenders

24.13.1	The Facility Agent may treat each Lender as a Lender entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.13.2	Each Lender shall supply the Facility Agent with any information required by the Facility Agent (if any) in order to calculate the Bank Guarantee Fund Cost.

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

24.14.1	the financial condition, status and role of each member of the Group;

24.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

24.14.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

24.14.4	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15	Compliance with law

Each of the Facility Agent and any Lender may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of a relevant jurisdiction.

25	Conduct of business by the Parties

No provision of this Agreement (unless otherwise provided herein) will:

25.1.1	interfere with the right of any Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

25.1.2	oblige any Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

25.1.3	oblige any Finance Party to disclose any information relating to its affairs (Tax-related or otherwise) or any computations in respect of Tax.

26	Sharing among the Finance Parties

26.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Borrower other than in accordance with clause 28 and applies that amount to a payment due under the Finance Documents then:

26.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

26.1.2	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 28, without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

26.1.3	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 28.5.

26.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 28.5.

26.3	Recovering Finance Party’s rights

26.3.1	On a distribution by the Facility Agent under clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

26.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 26.3.1 above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

26.4.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 26.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

26.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5	Exceptions

26.5.1	This clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Borrower.

26.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
27	Security Property

27.1	Order of application

27.1.1	The proceeds of the Security Property shall be applied in accordance with the following respective claims:
(a)	first, as to a sum equivalent to the aggregate amount owing to the Finance Parties under the Finance Documents for the Finance Parties absolutely (pro rata) and shall pay such sum to the Facility Agent for application in accordance with clause 28;

(b)	second, to such other persons (if any) as are legally entitled thereto in priority to the Borrower under the Finance Documents; and

(c)	third, as to the balance (if any) for the Borrower.
27.2	Enforcement

27.2.1	None of the other Finance Parties shall have any independent power to enforce any of the Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by any of the Security Documents except when agreed by all Lenders.

27.3	Co-operation to achieve agreed priorities of application

The Finance Parties shall co-operate with each other and any compulsory manager or management under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 27.1.

28	Payment mechanics

28.1	Payments to the Facility Agent

28.1.1	On each date on which the Borrower or a Lender is required to make a payment under the Finance Documents, the Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for a given amount’s value on the due date at the time and in such funds as specified by the Facility Agent.

28.1.2	Payment shall be made to such account as the Facility Agent specifies.

28.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to clause 28.3 and clause 28.4 be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice.

28.3	Distributions to the Borrower

The Facility Agent may (with the consent of the Borrower or in accordance with clause 29) apply any amount received from a third party by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt by the Facility Agent) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

28.4.1	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

28.4.2	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent.

28.5	Partial payments

28.5.1	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:
(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
28.5.2	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in clause 28.5.1(b) to 28.5.1(d) above.

28.6	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

28.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not).

28.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Change of currency

28.8.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

28.8.2	If a change in any currency of a country occurs, this Agreement will be amended to the extent necessary to reflect the change in currency.

29	Set-off

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a “sale of currency” spot rate of exchange announced in that Finance Party table of exchange rates for the purpose of the set-off.

30	Notices

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or via electronic mail.

30.2	Addresses

The address, fax number and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

30.2.1	in the case of the Borrower, that identified with its name below:

CMC Zawiercie S.A. ul. Pilsudskiego 82 42-400 Zawiercie Poland

Tel:	+48 32 672 54 52
Fax:	+48 32 672 54 92
E-mail:	Justyna.Popielska@cmc.com
Attention:	Justyna Popielska
30.2.2	in the case of the Facility Agent, that identified with its name below:

ABN AMRO BANK (POLSKA) S.A. ul. 1-go Sierpnia 8A Warszawa, Poland

Tel:	+48 22 573 05 00
Fax:	+48 22 573 05 02
E-mail:	dorota.dendura@pl.abnamro.com
Attention:	Dorota Dendura
30.2.3	in the case of each Lender or any other Party, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party,

or any substitute address, fax number, e-mail address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

30.3	Delivery

30.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)	if by way of electronic mail, when received in legible form and upon confirmation of receipt received by the sender, and, if a particular department or officer is specified as part of its address details provided under clause 30.2, if addressed to that department or officer.

30.3.2	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose). Any communication or document delivered to the Facility Agent via electronic mail will also be effective; the Facility Agent may at any time demand the delivery of original communication or documents sent via electronic mail.

30.3.3	All notices from or to the Borrower shall be sent through the Facility Agent unless this Agreement expressly provides otherwise.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to clause 30.2 or changing its own address or fax number, the Facility Agent shall notify the other Parties.

30.5	Electronic communication

30.5.1	Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.
30.5.2	Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

30.6	Language

30.6.1	This Agreement shall be executed in English and in Polish in five identical copies of each version, one of each version to be retained by each Party. In case of any discrepancies between the two versions, the Polish language version shall prevail for the purposes of interpretation.

30.6.2	Any notice given under or in connection with any Finance Document must be in Polish, except for Utilisation Requests and Selection Notices, which will be made in English and Polish.

30.6.3	All other documents provided under or in connection with any Finance Document must be:
(a)	in English or in Polish; or

(b)	if not in English or in Polish, and if so required by the Facility Agent, accompanied by a certified Polish translation and, in this case, the Polish translation will prevail unless the document is a constitutional, statutory or other official document.

31	Calculations and certificates

31.1	Certificates and Determinations

Any certification and determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.2	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

32	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and, unless provided otherwise, not exclusive of any rights or remedies provided by law.

34	Amendments to the terms of the Finance Documents

34.1	Required consents

34.1.1	Subject to clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

34.1.2	The Facility Agent may effect, on behalf of any Finance Party, any amendment permitted by this clause and it is hereby authorised to do so.

34.2	Exceptions

34.2.1	An amendment that has the effect of changing or which relates to:
(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or an extension of any Commitment;

(e)	a change to the Borrower;

(f)	any provision of the Security Documents;

(g)	any provision which expressly requires the consent of all the Lenders; or

(h)	clause 2.2, clause 22 or this clause 34,
shall not be made without the prior written consent of all the Lenders.

34.2.2	An amendment which relates to the level of Financial Covenants set out in clause 19 shall not be made without the prior written consent of all the Lenders.

34.2.3	An amendment which relates to the rights or obligations of the Facility Agent or the Arrangers may not be effected without the consent of the Facility Agent or the Arrangers, as the case may be.

35	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36	Governing law

This Agreement is governed by Polish law.

37	Jurisdiction

The courts of Poland relevant to the seat of the Facility Agent shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

This agreement has been entered into the day and year first before written.

Schedule 1
The original parties
Part 1
The Borrower

Name of the Borrower	Address and Registration number

CMC Zawiercie S.A.	ul. Pilsudskiego 82
42-400 Zawiercie Poland Registration no: KRS 0000017925 (National Court Register held by the District Court in Częstochowa)

REGON: 272819315

NIP: 649-00-01-173

Share capital and paid in capital: PLN 140,000,000

Part 2
The Original Lenders

Column A	Column B
Original Lenders	Period Commitment
ABN AMRO BANK N.V. a company incorporated under the laws of the Netherlands, with its seat in Amsterdam, with its registered address: ul. Gustav Mahleraan 10, 1082 PP Amsterdam, the Netherlands.	20.05.2008 — 27.07.2008 — PLN 24,375,000
28.07.2008 — 25.09.2008 — PLN 40,625,000
26.09.2008 — 05.01.2009 — PLN 48,750,000
06.01.2009 — 27.04.2009 — PLN 56,875,000
28.04.2009 — 27.07.2009 — PLN 73,125,000
28.07.2009 — 18.11.2009 — PLN 81,250,000
19.11.2009 — 20.11.2009 — PLN 130,000,000

BRE BANK S.A. a joint stock company incorporated under the laws of Poland, with its seat in Warsaw, with its registered address at Senatorska 18, 00-950 Warszawa, registered in the National Court Register under no. KRS 0000025237, REGON: 001254524, NIP: 526-021-50-88, share capital and paid in capital as at 1 January 2008: PLN 118,642,672.
20.05.2008 — 27.07.2008 — PLN 13,125,000
28.07.2008 — 25.09.2008 — PLN 21,875,000
26.09.2008 — 05.01.2009 — PLN 26,250,000
06.01.2009 — 27.04.2009 — PLN 30,625,000
28.04.2009 — 27.07.2009 — PLN 39,375,000
28.07.2009 — 18.11.2009 — PLN 43,750,000
19.11.2009 — 20.11.2009 — PLN 70,000,000

HSBC BANK PLC, a bank incorporated and existing under the laws of England, with its seat in London, United Kingdom, with its registered address: 8 Canada Square, London, E14 5HQ, United Kingdom.	20.05.2008 — 27.07.2008 — PLN 18,750,000
28.07.2008 — 25.09.2008 — PLN 31,250,000
26.09.2008 — 05.01.2009 — PLN 37,500,000
06.01.2009 — 27.04.2009 — PLN 43,750,000
28.04.2009 — 27.07.2009 — PLN 56,250,000
28.07.2009 — 18.11.2009 — PLN 62,500,000
19.11.2008 — 20.11.2009 — PLN 100,000,000

ING BANK SLASKI S.A., a joint stock company incorporated under the laws of Poland, with its seat in Katowice, with its registered address: ul. Sokolska 34, 40-086 Katowice, registered in the National Court Register under no. KRS 0000005459, REGON: 271514909, NIP: 634-013-54-75, share capital and paid in capital: PLN 130,100,000.
20.05.2008 — 27.07.2008 — PLN 18,750,000
28.07.2008 — 25.09.2008 — PLN 31,250,000
26.09.2008 — 05.01.2009 — PLN 37,500,000
06.01.2009 — 27.04.2009 — PLN 43,750,000
28.04.2009 — 27.07.2009 — PLN 56,250,000
28.07.2009 — 18.11.2009 — PLN 62,500,000
19.11.2009 — 20.11.2009 — PLN 100,000,000

TOTAL	20.05.2008 — 27.07.2008 — PLN 75,000,000
28.07.2008 — 25.09.2008 — PLN 125,000,000
26.09.2008 — 05.01.2009 — PLN 150,000,000
06.01.2009 — 27.04.2009 — PLN 175,000,000
27.04.2009 — 27.07.2009 — PLN 225,000,000
28.07.2009 — 18.11.2009 — PLN 250,000,000
19.11.2009 — 20.11.2009 — PLN 400,000,000

Schedule 2
Conditions precedent
1	Borrower
(a)	A copy of the Articles of Association of the Borrower.

(b)	A copy of a resolution of the management board of the Borrower no. 130/Z/11/2007 dated 27 November 2007 with respect to taking a mid- and long-term syndicated facility up to the amount of PLN 400,000,000 (four hundred million zloty) and supervisory board of the Borrower no. 69/VI/2007 dated 4 December 2007 with respect to consenting to taking a mid- and long-term syndicated facility up to the amount of PLN 400,000,000 (four hundred million zloty).

(c)	A certificate of duly authorised signatories of the Borrower certifying that each copy document relating to it specified in this schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
2	Finance Documents
(a)	All Powers of Attorney to the Bank Accounts; the Borrower is not required to obtain a confirmation of their acknowledgement from all banks (or branches of banks), which keep bank accounts included in those powers of attorney but undertakes to do so within a time-limit specified in clause 20.27 of this Agreement in respect of powers of attorney referred to therein.

(b)	Fee Letter.

(c)	Submission to Execution for each Lender.
3	Other documents and evidence
(a)	A legal opinion of Norton Rose, Piotr Strawa i Wspólnicy sp. k., legal advisers to the Finance Parties, substantially in the form distributed to the Facility Agent prior to the signing of this Agreement.

(b)	The Original Financial Statements.

(c)	An original extract from the National Court Register relating to the Borrower.

(d)	Confirmation that the Facility Agent has received the payment in respect of fees, costs and expenses then due from the Borrower to the Finance Parties pursuant to clause 11 (Fees) and clause 16 (Costs and expenses).

(e)	Budget of the Investment Project.

(f)	Decision of Wojewoda Śląski (the Śląsk Province Governor) no. ŚR-ll-6618/06/12/07 dated 22 June 2007 on granting to the Borrower an integrated permit for the installation of primary or secondary ironmaking or steelmaking, including the installation for continuous casting, with the production capacity of over 2.5 tons cast per hour and the installation for metalworking through hot rolling, with the production capacity of over 20 tons of steel per hour.

(g)	Periodical reports on monitoring the integrated permit’s provisions prepared so far, such as:
(i)	Report on measurement of the emission of substances to air.

(ii)	Annual report on carbon dioxide emission and report on the annual report’s verification.

(iii)	Comprehensive list of data on types and amounts of waste produced and manner of administering them for 2007

(h)	Agreement no. DP03PN01/07 of 2 October 2007 made with DANIELl & C. OFFICINE MECCANICHE S.p.A. with its registered office in Buttrio (Udine), Italy.

(i)	Budget for 2008.

Schedule 3
Wnioski / Requests
Część 1 / Part 1
Żądanie wypłaty / Utilisation Request

Od/From:	CMC Zawiercie S.A.

Do/To:	ABN AMRO Bank (Polska) S.A. jako Agenta Kredytu / ABN AMRO Bank (Polska) S.A. as the Facility Agent

Data/Dated:	[•]
Szanowni Państwo / Dear Sirs,
CMC Zawiercie S.A. — Umowa Kredytu Terminowego w wysokości 400.000.000 PLN
z dnia 20 maja 2008r. (Umowa)
CMC Zawiercie S.A. — PLN 400,000,000 Term Facility Agreement dated 20 May 2008 (the Agreement)
1.	Niniejszy dokument, stanowiący Żądanie Wypłaty, odnosi się do Umowy. Terminy zdefiniowane w Umowie zachowują to samo znaczenie w niniejszym Żądaniu Wypłaty, o ile nie zostało im nadane inne znaczenie . / We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

Zwracamy się z wnioskiem o Wypłatę Ciągnienia zgodnie z poniższymi warunkami: / We wish to borrow the Loan on the following terms:

Data Wykorzystania: /	[•] (lub — jeżeli nie jest to Dzień Roboczy — następny Dzień Roboczy)
Utilisation Date:	(or, if that is not a Business Day, the next Business Day)

Waluta Ciągnienia: /	PLN
Currency of Loan:

Kwota: /	[•]
Amount:

Okres Odsetkowy: /	[•]
Interest Period:
2	Potwierdzamy, że wszystkie warunki określone w par. 4.2 (Dalsze warunki zawieszające) są spełnione w dacie niniejszego Żądania Wypłaty. / We confirm that each condition specified in clause 4 .2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3	Środki wypłacane w ramach niniejszego Ciągnienia należy przekazać na następujące rachunki: / The proceeds of this Loan should be credited as follows:

[•] PLN na rachunek nr [•] / PLN [•] to [•] account.

4	Niniejsze Żądanie Wypłaty jest nieodwołalne. / This Utilisation Request is irrevocable.
Z poważaniem / Yours faithfully

osoba upoważniona do podpisu w imieniu spółki CMC Zawiercie S.A.
authorised signatory for CMC Zawiercie S.A.

Część 2 / Part 2
Zawiadomienie o Wyborze Okresu Odsetkowego
Selection Notice

Od/From:	CMC Zawiercie S.A.

Do/To:	ABN AMRO Bank (Polska) S.A. jako Agenta Kredytu / ABN AMRO Bank (Polska) S.A. as the Facility Agent

Data/Dated:	[•]
Szanowni Państwo / Dear Sirs,
CMC Zawiercie S.A. — Umowa Kredytu Terminowego w wysokości 400.000.000 PLN
z dnia 20 maja 2008r. (Umowa)
CMC Zawiercie S.A. — PLN 400,000,000 Term Facility Agreement
dated 20 May 2008 (the Agreement)
1	Niniejszy dokument, stanowiący Zawiadomienie o Wyborze Okresu Odsetkowego, odnosi się do Umowy. Terminy zdefiniowane w Umowie zachowują to samo znaczenie w niniejszym Zawiadomieniu, o ile nie zostało im nadane inne znaczenie . / We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	Niniejsze Zawiadomienie odnosi się do następującego Ciągnienia [•] i Okresu Odsetkowego, który upływa [•]. / We refer to the following Loan [•] and Interest Period ending on [•].

3	Zwracamy się z wnioskiem o ustalenie kolejnego Okresu Odsetkowego dla wyżej wymienionego Ciągnienia jako [•]. / We request that the next Interest Period for the above Loan is [•].

4	Niniejsze Zawiadomienie o Wyborze Okresu Odsetkowego jest nieodwołalne. / This Selection Notice is irrevocable.
Z poważaniem / Yours faithfully

osoba upoważniona do podpisu w imieniu spółki CMC Zawiercie S.A.
authorised signatory for CMC Zawiercie S.A.

Schedule 4
Form of Transfer Certificate
Part 1

To:	ABN AMRO Bank (Polska) S.A. as the Facility Agent

Copy:

From:	[The Existing Lender] (the Existing Lender) and [ The New Lender] (the New Lender)

Dated:	[•]
CMC Zawiercie S.A. — PLN 400,000,000 Term Facility Agreement
dated 20 May 2008 (the Agreement)
1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 22.4 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning and transferring to the New Lender all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with clause 22.4 (Procedure for transfer), including all Security established in favour of the Existing Lender to secure the obligations of the Borrower under the Agreement.

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 30.2 (Addresses) are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 22.3.3.

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate is governed by Polish law.

6	The Existing Lender and the New Lender will execute at their cost all documents and make all fillings and registrations as required to effect the Transfer.

The Schedule
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent.

[Facility Agent]

By:

Schedule 5
Form of Compliance Certificate

To:	ABN AMRO Bank (Polska) S.A. as the Facility Agent

From:	CMC Zawiercie S.A.

Dated:	[•]

Dear Sirs
CMC Zawiercie S.A. - PLN 400,000,000 Facility Agreement
dated 20 May 2008 (the Agreement)
1	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that: [Insert details of covenants to be certified]

3	[We confirm that no Default is continuing.]

Signed:

	Member of the	Member of the
	Management Board	Management Board
	of CMC Zawiercie S.A.	of CMC Zawiercie S.A.
[insert applicable certification language]

Schedule 6
Allowed Additional Bank Accounts
Account no. PL [XXXXXXXX] of
SCRAPENA S.A Oddział Chrzanów
Ul. Krakowska 33
32-500 Chrzanów
with
Bank Pekao S.A.
II O. w Krakowie
Ul. Kapelanka 1,
30-342 Kraków

SIGNATORIES

CMC ZAWIERCIE S.A. as the Borrower

/s/ Jerzy Kozicz	/s/ Justyna Popielska

Jerzy Kozicz - President of the Management Board	Justyna Popielska - Member of the Management Board

ABN AMRO BANK (POLSKA) S.A. as the Arranger and Facility Agent

/s/ Dorota Dendura	/s/ Paweł Paraszewski

Dorota Dendura - proxy	Paweł Paraszewski - proxy

ABN AMRO BANK N.V. as the Original Lender

/s/ Dorota Dendura	/s/ Paweł Paraszewski

Dorota Dendura - proxy	Paweł Paraszewski - proxy

BRE BANK S.A. as the Arranger and Original Lender

/s/ Adriana Adamiak	/s/ Ryszard Gburek

Adriana Adamiak - proxy	Ryszard Gburek - proxy

ING BANK ŚLĄSKI S.A. as the Arranger and Original Lender

/s/ Edmund Kubeczka	/s/ Grzegorz Konieczny

Edmund Kubeczka - proxy	Grzegorz Konieczny - proxy

HSBC BANK PLC as the Arranger and Original Lender

/s/ Isil Tumer Floden	/s/ Alastair Wilkinson

Isil Tumer Floden - proxy	Alastair Wilkinson - proxy